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                                                           OMB APPROVAL
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        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:   September 30, 1998
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                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person

  Brown                 Dr. Christopher
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  (Last)               (First)                 (Middle)

  c/o Mr. Joseph S. Schuchert
  Eaglestone Capital Services, Inc.
  400 Oceangate, Suite 1125
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                  (Street)
  Long Beach             CA                     90802
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   July 17, 1997
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   Fountain Pharmaceuticals, Inc. - FPHI
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [X]   Director                      [ ]   10% Owner
   [ ]   Officer (give title below)    [ ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)

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
FORM 3 (continued)
             Table I -- Non-Derivative Securities Beneficially Owned
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                                      3. Ownership Form:
1. Title of  2. Amount of Securities     Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned       Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)           (Instr. 5)             (Instr.5)
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Common Stock        180,455                  D
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Common Stock         27,270 (1)              I                   By Wife
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Common Stock         63,921 (1)              I                   By Children
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                     3. Title and Amount                 5.Owner-
                                   of Securities Underlying                 ship
                                     Derivative Security                  Form of
              2. Date Exercisable         (Instr. 4)                     Derivative
               and Expiration Date ------------------------ 4. Conver-    Security:
                (Month/Day/Year)                    Amount     sion or     Direct   6. Nature of
1. Title of   --------------------                    or       Exercise    (D) or      Indirect
 Derivative     Date       Expira-                  Number     Price of   Indirect     Beneficial
  Security      Exer-      tion                       of       Derivative   (I)        Ownership
 (Instr. 4)    cisable     Date         Title       Shares     Security   (Instr.5)    (Instr. 5)
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
Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

                               /s/ Dr. Christopher Brown               12-2-97
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                              **Signature of Reporting Person            Date
                                   Dr. Christopher Brown

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient. See Instruction 6 for procedure.